Registration Statement No. 333-127963-01
                                  DaimlerChrysler Auto Trust 2006-A ("issuer")

1.5BN DAIMLER CHRYSLER AUTO TRUST 2006-A
      JT LEADS/JT BOOKS: CITI*-BARCLAYS-DEUTCHEBANK
      COMANAGERS: BANK OF AMERICA-BEAR-HSBC-JPM
      SELLING GROUP: COMERICA-LOOP-WILLIAMS

 CLASS     SIZE      WAL     RTG(S+P/F)     LGL          LAUNCH        YLD

  A1      307MM      .24      A-1+/F-1    3/2007     INT LIB-2/144A    4.7914

  A2      485MM      .90      AAA/AAA     10/2008        EDSF-3        5.119

  A3      510MM     2.10      AAA/AAA     5/2010     INTERP SWAPS-3    5.058

  A4     159.8MM    3.18      AAA/AAA     1/2011     INTERP SWAPS+0    5.071

   B      45.2MM    3.25        A/A+      9/2012    INTERP SWAPS+13    5.201

TRADE: 2/28   SETTLE: 3/7 FLAT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.